Exhibit 99.1

Ares Capital Corporation Increases Size of Revolving Funding Facility with Sumitomo Mitsui Banking Corporation

Facility Size Increased from $200 Million to $400 Million,

Reinvestment Period and Final Maturity Extended

NEW YORK—September 17, 2012—Ares Capital Corporation (NASDAQ: ARCC) announced today that its wholly owned subsidiary, Ares Capital JB Funding LLC, has increased the size of its revolving funding facility with Sumitomo Mitsui Banking Corporation (“SMBC”), from $200 million to $400 million.

In addition to the increase in the size of the facility, the facility’s reinvestment period was extended by approximately eight months from January 20, 2015 to September 14, 2015, and its final maturity date was also extended from January 20, 2020 to September 14, 2020.  The reinvestment period and final maturity date are both subject to two one-year extensions by mutual agreement.  The facility continues to be secured by first lien assets and has a stated interest rate of LIBOR (with no floor) plus 2.125%.

“We are pleased to have expanded our revolving funding facility with SMBC,” said Michael Arougheti, President of Ares Capital Corporation. “SMBC’s increased financial commitment further increases our revolving debt capacity and lowers our overall funding costs.  We appreciate the strong financial support from SMBC.”

About Ares Capital Corporation

Ares Capital is a leading specialty finance company that provides one-stop financing solutions to U.S. middle market companies and private equity sponsors. The Company originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company, and is externally managed by a wholly owned subsidiary of Ares Management LLC. Ares Management is a global alternative asset manager and a SEC-registered investment adviser with approximately $54 billion of committed capital under management as of June 30, 2012. For more information, visit www.arescapitalcorp.com.

About Sumitomo Mitsui Banking Corporation

Sumitomo Mitsui Banking Corporation and its group companies offer a broad range of financial services centered on banking. They are also engaged in the leasing, securities, credit card, investment, mortgage securitization, venture capital and other credit related businesses. SMBC is an affiliate of Sumitomo Mitsui Financial Group, Inc. (NYSE:SMFG).

Contact:

Ares Capital Corporation

Carl Drake, 404-814-5204

cdrake@aresmgmt.com